Exhibit 99.3

Fox Corporation to Acquire Stations in Seattle and Milwaukee from Nexstar Media Group

Acquisition expands Fox Television Stations’ reach to 14 of the top 15 markets

New York, NY and Los Angeles, CA – November 5, 2019 – Fox Corporation (Nasdaq FOXA, FOX) (“FOX”) today announced a definitive agreement with Nexstar Media Group (NASDAQ: NXST) to acquire three television stations for a purchase price of approximately $350 million. The stations FOX will be acquiring are located in Seattle, WA and Milwaukee, WI, two key markets that align with the company’s sports rights. The transaction will expand Fox Television Stations’ market presence to 14 of the top 15 DMAs.

The stations being acquired by FOX are:

Station	Market	Affiliation
KCPQ	Seattle, WA	FOX
KZJO	Seattle, WA	MyNetworkTV
WITI	Milwaukee, WI	FOX

Executive Chairman and Chief Executive Officer Lachlan Murdoch said, “This acquisition expands the reach of one of FOX’s core assets, our television stations portfolio, and further strengthens what is already a highly profitable and cash generative business. The Seattle and Milwaukee markets both overlap with key sports markets, creating significant opportunities for growth and collaboration.”

Jack Abernethy, CEO of Fox Television Stations, added, “Acquiring stations in these high-performing NFC markets enhances our already strong nationwide footprint and further demonstrates Fox Television Stations’ commitment to serving our viewers, advertisers and local communities.”

As part of this transaction, FOX has agreed to sell Nexstar two stations in Charlotte, NC, FOX-affiliate WJZY and MyNetworkTV-affiliate WMYT, for approximately $45 million.

Completion of the stations acquisition and divestiture by FOX is expected to occur during the first half of calendar year 2020, subject to regulatory approvals and the satisfaction or waiver of certain closing conditions.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports and entertainment content through its iconic domestic brands including: FOX News Media, FOX Sports, FOX Entertainment, and FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Cautionary Note Regarding Forward Looking Statements

This news release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this news release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the business of Fox Corporation. More detailed information about risk factors affecting FOX Corporation is contained in the documents FOX Corporation has filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and subsequent Quarterly Reports on Form 10-Q.

MEDIA CONTACTS:

Fox Corporation

Hope Hicks

310-369-1212

hope.hicks@fox.com

Megan Klein

310-369-1363

megan.klein@fox.com

Fox Television Stations

Erica Keane

212-301-3613

erica.keane@foxtv.com

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